Exhibit 99.1

Bar Harbor Bankshares Announces Issuance of $40 Million in Subordinated Notes
BAR HARBOR, MAINE - November 26, 2019 -- Bar Harbor Bankshares (NYSE American: the “Company”) announced today the issuance of $40 million aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) in a private placement transaction. The Company intends to use the net proceeds from the offering for general corporate purposes, including the replacement of $22 million of subordinated notes outstanding as of September 30, 2019.

The Notes have an initial fixed rate of 4.625% per annum, mature on December 1, 2029, and become callable beginning on December 1, 2024 (“call date”). Starting on the call date, the interest rate shall reset quarterly to an interest rate per annum equal to the current three-month SOFR plus 327 basis points.

President and Chief Executive Officer, Curtis C. Simard stated, “We are pleased to take advantage of attractive pricing in the fixed income markets to raise funding to replace historical subordinated debt with less expensive and longer-term funds.”

The lead placement agent was Sandler O’Neill + Partners, L.P. and co-placement agent was Keefe, Bruyette & Woods, A Stifel Company. Goodwin Procter LLP served as legal counsel to the placement agents and K&L Gates LLP served as legal counsel to the Company.

Exhibit 99.1

BACKGROUND
Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.barharbor.bank.

CONTACTS
Josephine Iannelli; EVP, Chief Financial Officer & Treasurer; (207) 288-3314